COMPUTATION OF EARNINGS

               WILLIS LEASE FINANCE CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                            YEARS ENDED DECEMBER 31,

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
                                                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                    DATA)
INCOME BEFORE EXTRAORDINARY ITEM
Primary Earnings:
    Income to common shares before extraordinary item................................  $   5,330  $   2,804  $   3,216
  Shares:
    Weighted average number of common shares outstanding.............................      5,497      3,756      3,111
                                                                                       ---------  ---------  ---------
Primary earnings per common share before extraordinary item..........................  $    0.97  $    0.75  $    1.03
Assuming Full Dilution
  Earnings:
    Income before extraordinary item.................................................  $   5,330  $   2,804  $   3,216
  Shares:
    Weighted average number of common shares outstanding and common stock
      equivalents....................................................................      5,673      3,796      3,111
                                                                                       ---------  ---------  ---------
Earnings per common share assuming full dilution.....................................  $    0.94  $    0.74  $    1.03
NET INCOME
Primary Earnings:
    Net income to common shares:.....................................................  $   7,338  $   2,804  $   3,216
  Shares:
    Weighted average number of common shares outstanding.............................      5,497      3,756      3,111
                                                                                       ---------  ---------  ---------
Primary earnings per common share....................................................  $    1.33  $    0.75  $    1.03
Assuming Full Dilution
  Earnings:
    Net income.......................................................................  $   7,338  $   2,804  $   3,216
  Shares:............................................................................
    Weighted average number of common shares.........................................      5,497      3,756      3,111
    Potentially dilutive common shares...............................................        176         32     --
                                                                                       ---------  ---------  ---------
      Total Shares...................................................................      5,673      3,788      3,111
Earnings per common share assuming full dilution.....................................  $    1.29  $    0.74  $    1.03

                                       51